Exhibit 99.1

NEWS RELEASE
FOR RELEASE: IMMEDIATE
GATX ADDS MARLA GOTTSCHALK TO BOARD OF DIRECTORS
     CHICAGO, July 24 - GATX Corporation (NYSE:GMT) reported that Marla C. Gottschalk was elected today by the GATX Board of Directors to serve as an independent director. The committees of the Board of Directors to which Ms. Gottschalk will be named have not been determined at this time.
     Brian A. Kenney, chairman and CEO of GATX Corporation stated, “Marla brings a wealth of knowledge and successful experience to our board of directors. Our outside directors provide the expertise, guidance, integrity and commitment to quality governance that is critical to the Company’s success.”
     Ms. Gottschalk is chief executive officer of The Pampered Chef, a Berkshire Hathaway company. She joined The Pampered Chef in December 2003, when she came from Kraft Foods, Inc., where she served in a number of key roles. Ms. Gottschalk holds a Bachelor of Science in Accounting from Indiana University and a Master of Management from the J.L. Kellogg Graduate School of Management at Northwestern University. In addition to GATX, Ms. Gottschalk serves on the Board of Directors of Visteon Corporation.
COMPANY DESCRIPTION
     GATX Corporation (NYSE:GMT) provides lease financing and related services to customers operating rail, air, marine and other targeted assets. GATX is a leader in leasing transportation assets and controls one of the largest railcar fleets in the world. Applying over a century of operating experience and strong market and asset expertise, GATX provides quality assets and services to customers worldwide. GATX has been headquartered in Chicago, IL since its founding in 1898 and has traded on the New York Stock Exchange since 1916. For more information, visit the Company’s website at www.gatx.com.
FOR FURTHER INFORMATION CONTACT:
Rhonda S. Johnson
Director, Investor Relations
GATX Corporation
312-621-6262
rhonda.johnson@gatx.com
     Investor, corporate, financial, historical financial, photographic and news release information may be found at www.gatx.com.

(07/21/06)